UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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National Storage Affiliates Trust
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2016
To the Shareholders of National Storage Affiliates Trust:
The 2016 annual meeting of shareholders (the "Annual Meeting") of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), will be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 26, 2016, at 8:00 a.m., mountain time, to consider and vote on the following matters:

(1)	The election of eight trustees to serve on the Company's board of trustees until the Company's 2017 annual meeting of shareholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
The close of business on March 28, 2016 has been fixed by our board of trustees as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.
We hope that all shareholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company. By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting in person, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.
If you are a registered holder of our common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on the record date, you may vote your Common Shares in person at the Annual Meeting or by submitting your proxy voting instructions to the Company. If you hold our Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by the intermediary regarding how to instruct the intermediary to vote your Common Shares.
Your proxy is being solicited by our board of trustees. Our board of trustees recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of trustees until our 2017 annual meeting of shareholders and until their respective successors are duly elected and qualify and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

By Order of the Board,

/s/ Arlen D. Nordhagen
Arlen D. Nordhagen
President, Chief Executive Officer and Chairman of the Board of Trustees
Greenwood Village, Colorado
April 20, 2016
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 26, 2016. The Proxy Statement, our 2015 Annual Report to Shareholders, and the means to vote by internet or telephone are available at: www.proxyvote.com. You will need to enter the control number found on your proxy card to access these materials via the internet.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2016

This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by and on behalf of the board of trustees of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us"), for use at the Company's 2016 annual meeting of shareholders (the "Annual Meeting") to be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 26, 2016, at 8:00 a.m., mountain time, or at any postponements or adjournments thereof.
If you are a registered holder of common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as of the close of business on the record date, you may vote your Common Shares in person at the Annual Meeting or by proxy. If you hold Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary, you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your Common Shares.
Common Shares represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any shareholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our secretary at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a shareholder's previously submitted proxy unless such shareholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the Common Shares represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as trustees, to serve on our board of trustees until our 2017 annual meeting of shareholders and until their successors are duly elected and qualify and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.
This Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card are first being made available to shareholders on or about April 20, 2016.
ANNUAL REPORT
This Proxy Statement is accompanied by our annual report on Form 10-K for the year ended December 31, 2015, which is our Annual Report to Shareholders for the year ended December 31, 2015.
VOTING SECURITIES AND RECORD DATE
Shareholders will be entitled to cast one vote for each Common Share held of record at the close of business on March 28, 2016 (the "Record Date") with respect to (i) the election of eight trustees to serve on our board of trustees until our 2017 annual meeting of shareholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and (iii) any other proposal for shareholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.
The presence, in person or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), the only item to be acted upon at the Annual Meeting with respect to which such nominee will be permitted to exercise voting discretion is the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of trustees, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.
The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a trustee, a plurality of all the votes cast in the election of trustees at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. The board of trustees knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
As of April 20, 2016, we had issued and outstanding 23,023,841 Common Shares (which includes unvested restricted Common Shares).
EXPLANATORY NOTE
We completed the initial public offering of our Common Shares (the "IPO") on April 28, 2015. We are an "emerging growth company" under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), including the compensation disclosures under Item 402 of Regulation S-K required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We expect to remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Shares that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

1. ELECTION OF TRUSTEES
Board of Trustees
Our board of trustees is currently comprised of eight trustees: Arlen D. Nordhagen, George L. Chapman, Kevin M. Howard, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood, Dominic M. Palazzo and Mark Van Mourick. Each trustee will hold office until our next annual meeting of shareholders and until his successor has been duly elected and qualifies, or until the trustee's earlier resignation, death or removal.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole. The procedures and considerations of the Compensation, Nominating and Corporate Governance Committee of our board of trustees (the "CNCG Committee") in recommending qualified trustee candidates are described below under "Corporate Governance—Identification of Trustee Candidates" in this Proxy Statement. The CNCG Committee and our board of trustees concluded that each of our trustee nominees should be nominated for election based on the qualifications and experience described in the biographical information below under "Information Regarding the Nominees for Election as Trustees."
Upon the recommendation of the CNCG Committee, each of our current trustees, Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick have been nominated by our board of trustees to stand for re-election as trustees at the Annual Meeting to serve until our 2017 annual meeting of shareholders and until their respective successors are duly elected and qualify. It is intended that the Common Shares represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick as trustees, unless otherwise instructed. If the candidacy of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of trustees. Our board of trustees has no reason to believe that, if elected, any of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick will be unable or unwilling to serve as a trustee.
Information Regarding the Nominees for Election as Trustees
The following information is furnished as of March 31, 2016 regarding the nominees for re-election as trustees.
Arlen D. Nordhagen, 59, is the founder of our Company and has served as our chief executive officer and president since inception and chairman since the closing of our IPO in April 2015. Prior to the closing of our IPO, he was the chairman of the board of managers of our Company's sole trustee. He has also served as president and chief executive officer of SecurCare Self Storage, Inc. ("SecurCare"), one of our participating regional operators ("PROs"), from 2000 to 2014. He co-founded SecurCare in 1988, is a majority owner and currently serves as its chairman. Since Mr. Nordhagen became president of SecurCare in 1999, the company rapidly grew to over 150 self storage properties. In addition, Mr. Nordhagen was a founder of MMM Healthcare, Inc., the largest provider of Medicare Advantage health insurance in Puerto Rico. He has also served as managing member of various private investment funds and held various managerial positions at DuPont, and Synthetech, Inc. Mr. Nordhagen graduated from Harvard University with a masters in business administration and graduated summa cum laude from the University of North Dakota with a bachelor of science in chemical engineering. Mr. Nordhagen has over 25 years of experience in the self storage industry. We believe that Mr. Nordhagen will continue to bring to our board of trustees valuable perspective as the founder and chief executive officer of our company and his experience, leadership skills and extensive knowledge of our company qualify him to serve as one of our trustees.
George L. Chapman, 68, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the CNCG Committee. Mr. Chapman has also served as the chairman and chief executive officer of Health Care REIT, Inc. ("HCN") from 1995 to 2014 and as president of HCN from 2009 to 2014. Mr. Chapman also served on the board of the National Association of Real Estate Investment Trusts ("NAREIT") on two separate occasions, most recently until his retirement from HCN in April of 2014, when he served on the executive committee of NAREIT. He is also involved in various community charitable organizations, including the Toledo

Museum of Art and the Toledo Symphony. Mr. Chapman graduated from the University of Chicago with a juris doctor and graduated from Cornell University with a bachelor of arts degree. We believe that Mr. Chapman will continue to bring valuable experience from his time with HCN and NAREIT to our board of trustees and his experience and extensive knowledge of the REIT industry qualify him to serve as one of our trustees.
Kevin M. Howard, 68, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Howard is also the founder, and chief executive officer, of Kevin Howard Real Estate, Inc. doing business as Northwest Self Storage ("Northwest"), one of our PROs, a position he has held since 1986. Mr. Howard has been active in the self storage industry since 1977 in various capacities. He has developed, managed and marketed self storage facilities, listed and sold properties and has been employed as a consultant on a national basis. Mr. Howard has served as a guest lecturer for the American Institute of Appraisers and served as a director in the Self Service Storage Association for eight years. Mr. Howard graduated from Brown University with a masters in education and graduated from the University of Notre Dame with a bachelor of arts degree. We believe Mr. Howard's extensive self storage experience will continue to be valuable to our board of trustees and his experience and knowledge of the self storage industry qualify him to serve as one of our trustees.
Paul W. Hylbert, Jr., 71, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Hylbert has also served as an officer and/or director of a number of companies over the past 40 years. Most recently, Mr. Hylbert served as the chairman and chief executive officer of Kodiak Building Partners, LLC, from 2011 to 2014. Prior to this role, from 2007 to 2010, Mr. Hylbert served as the president and chief executive officer of ProBuild Holdings Inc., a national fabricator and distributor of building products and a subsidiary of Fidelity Capital. From 2000 until 2006, Mr. Hylbert served as the president and chief executive officer of Lanoga Corporation, one of the top U.S. retailers of lumber and building materials, until it was acquired by Fidelity Capital. Mr. Hylbert also served as the president and co-chief executive officer of PrimeSource Building Products, a national fabricator, packager and distributor of building products from 1991 to 1997, after which the company was sold and Mr. Hylbert served as president from 1997 to 2000. Earlier in his career, Mr. Hylbert served as the chief executive officer of the Wickes Europe, Wickes Lumber, and Sequoia Supply subsidiaries of Wickes, Inc. before leading a leveraged buy-out of Sequoia Supply to form PrimeSource Building Products in 1987. Mr. Hylbert graduated from the University of Michigan with a masters in business administration and graduated from Denison University with a bachelor of arts degree. We believe Mr. Hylbert's extensive experience in synergistic corporate acquisitions and "roll-ups" in the building products industry will continue to bring valuable perspective to our board of trustees and his experience and leadership qualify him to serve as one of our trustees.
Chad L. Meisinger, 48, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Meisinger is also the president and chief executive officer of IP Dynamx, which he founded in 2015, and the chief executive officer of Over The Top (OTT) Marketing, which he founded in 2006. OTT Marketing provides multi-location businesses with large scale, inbound digital customer acquisition services that are delivered through a proprietary software platform. In addition, Mr. Meisinger co-founded Thinique Medical Weight Loss in 2013 and built it to over 200 franchised units within a year before selling ownership interests to one of his co-founders. Mr. Meisinger also had the regional development rights for The Joint Corp. between 2011 and 2014, where he was developing more than 40 chiropractic clinics throughout Los Angeles County. Prior to founding OTT, Mr. Meisinger served as head of affiliate sales and marketing for Google Radio from 2006 to 2009. He joined Google Radio after serving as a key investor and chief marketing officer of dMarc Broadcasting, which was acquired by Google Radio in February of 2006 for $1.2 billion in cash and performance incentives. Mr. Meisinger also served as co-founder, chairman and chief executive officer of First MediaWorks from 1999 to 2005, which provided the radio industry with a proprietary software platform and marketing services to help increase ratings and revenue. First MediaWorks was sold to Mediaspan in 2005. Beginning in 1995, Mr. Meisinger served as co-founder, chief executive officer and board trustee of First Internet Franchise Corporation, the first Internet Service Providers (ISP) franchisor in the world with hundreds of franchise territories licensed worldwide. We believe Mr. Meisinger's unique experiences in digital marketing, technology and franchising, along with his strong entrepreneurial character will continue to bring valuable perspective to our board of trustees and his leadership, experiences, and unique business knowledge qualify him to serve as one of our trustees.

Steven G. Osgood, 59, has served as one of our independent trustees since the closing of our IPO in April 2015. Mr. Osgood currently serves on the board of directors of Hannon Armstrong Sustainable Infrastructure Capital Inc. as an independent director and member of the audit committee, a position he was elected to on January 8, 2015. He has also served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self storage and single tenant properties since 2008. Mr. Osgood was a manager of All Stor Storage, LLC, a company that has been liquidated. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based real estate investment trust that owns, operates and develops data center properties. From 2006 to 2007 Mr. Osgood served as chief financial officer of Global Signal, Inc., a Sarasota, Florida based real estate investment trust that was acquired by Crown Castle International Corp. in 2007. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now CubeSmart), a Cleveland based self storage real estate investment trust, from the company's initial public offering in 2004 through 2006. Mr. Osgood served as chief financial officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Mr. Osgood also serves on the National Board of Directors of the Alzheimer's Association. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. Mr. Osgood graduated from the University of San Diego with a masters in business administration and graduated from Miami University with a bachelor of science degree. We believe Mr. Osgood will continue to bring valuable experience to our board of trustees and his real estate, self storage, and public company experience qualify him to serve as one of our trustees.
Dominic M. Palazzo, 60, has served as one of our independent trustees since the closing of our IPO in April 2015, including as the chairman of the Audit Committee (as defined below). Mr. Palazzo has more than 34 years of combined experience in public accounting and industry, including 29 years at PricewaterhouseCoopers LLC ("PwC"). Mr. Palazzo most recently held the position of audit partner at PwC until his retirement in 2011. While at PwC Mr. Palazzo was responsible for the real estate practice in their Denver, Colorado office. His expertise is in due diligence, mergers and acquisitions, public equity and debt offerings, corporate restructurings and financings. While at PwC his clients included Chateau Communities, Affordable Residential Communities, and other private real estate companies. He also served real estate clients that developed a number of different types of real estate assets, including multi-family, office, hotels and resort properties. As a partner at PwC he was responsible for the initial public offering of Affordable Residential Communities in 2004. In addition, Mr. Palazzo served in the PwC National Accounting and SEC Directorate in New York City where he performed technical accounting consultations and research for PwC. Mr. Palazzo was also the past president of the Executive Real Estate Roundtable and a former member of the Colorado Society of CPAs and the American Institute of Certified Public Accountants. Mr. Palazzo graduated from DePaul University with a bachelor of science degree in accounting. We believe Mr. Palazzo's public accounting experience with PwC will continue to provide valuable experience and perspective to our board of trustees and his experience and knowledge of real estate public accounting qualify him to serve as one of our trustees.
Mark Van Mourick, 59, has served as one of our trustees since the closing of our IPO in April 2015. Mr. Van Mourick currently serves as the chairman of the board of Optivest Properties, LLC, one of our PROs, which he co-founded in 2007. He is also the founder and chief executive officer of Optivest Wealth Management an SEC registered wealth management firm serving wealthy families in southern California since 1987. In addition, Mr. Van Mourick currently serves as the chairman of the board of Optivest Foundation and serves on the boards of Northrise University and Forest Home Foundation. Mr. Van Mourick has been a principal, general partner, managing member and/or agent in more than 80 real estate syndications since 1991. Prior to founding Optivest Properties, LLC and Optivest Wealth Management, Mr. Van Mourick was a senior vice president and principal at Smith Barney, Harris, Upham. Mr. Van Mourick graduated from the University of Southern California with a dual bachelor of science degree in international finance and management. We believe his unique combination of real estate, self storage and Wall Street experience will continue to bring valuable perspective to our board of trustees and his experience and knowledge qualify him to serve as one of our trustees.
Our board of trustees recommends a vote FOR the election of Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick as trustees.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a trustee. Proxies solicited by our board of trustees will be voted FOR Messrs. Nordhagen, Chapman, Howard, Hylbert, Jr., Meisinger, Osgood, Palazzo and Van Mourick, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
In accordance with our Articles of Amendment and Restatement (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), any vacancies occurring on our board of trustees, including vacancies occurring as a result of the death, resignation, or removal of a trustee, or due to an increase in the size of the board of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
There is no familial relationship, as defined under Securities and Exchange Commission (the "SEC") regulations, among any of the trustees or our senior management team. See "Corporate Governance—Trustee Independence."

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of trustees (the "Audit Committee") has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our board of trustees is requesting that our shareholders ratify this appointment of KPMG LLP.
KPMG LLP has audited our consolidated financial statements for the years ended December 31, 2015 and 2014 and for the nine months ended December 31, 2013. KPMG LLP previously audited our predecessor's consolidated financial statements for the three months ended March 31, 2013 and has also provided certain other services to us and our predecessor.
Neither our Bylaws nor other governing documents or law require shareholder ratification of the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm. However, our board of trustees is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from shareholders.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP for the years ended December 31, 2015 and 2014.

	2015	2014
Audit Fees(1)	$1,135,968	$1,361,090
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,135,968	$1,361,090

(1)
Audit Fees include fees and expenses related to the annual audit of the Company included in our annual report on Form 10-K, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, accounting consultation attendant to the audit, and for services associated with our IPO, including review of the registration statement and related issuances of comfort letters and consents and other services related to SEC matters.

The Audit Committee's charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors.
Our board of trustees recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.
A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS
Board of Trustees
Our board of trustees is responsible for overseeing our affairs. Our board of trustees conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of trustees intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. For the period from April 28, 2015 (the closing of our IPO) through December 31, 2015, our board of trustees held six meetings. All of our trustees attended at least 75% of the meetings of our board of trustees and of the Audit Committee and CNCG Committee of our board of trustees on which they served during this period, either in person or telephonically. Our board of trustees' policy, as set forth in our Corporate Governance Guidelines (the "Guidelines"), is to encourage and promote the attendance by each trustee at all scheduled meetings of our board of trustees and all meetings of our shareholders.
Committees of the Board of Trustees
Our board of trustees has three standing committees: the Audit Committee, the CNCG Committee and Investment Committee.
Audit Committee
Dominic M. Palazzo (Chair), Paul W. Hylbert, Jr. and Steven G. Osgood are the current members of the Audit Committee. Our board of trustees has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of trustees has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see "Election of Trustees" in this Proxy Statement for a description of our trustees' respective backgrounds and experience), that Mr. Palazzo and Mr. Osgood qualify as "audit committee financial experts" for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of trustees has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Palazzo chairs the Audit Committee and Mr. Palazzo and Mr. Osgood each serve as Audit Committee financial experts, as that term is defined by the applicable SEC regulations.
The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
The Audit Committee, met five times during the period from April 28, 2015 (the closing of our IPO) through December 31, 2015. These meetings were designed, among other things, to discharge our board of trustees' responsibilities relating to our and our subsidiaries' corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving, after reviewing with management and external auditors, our quarterly earnings releases and supplemental financial information, our interim and audited annual financial statements prior to each filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K, and meeting with officers responsible for certifying our annual reports on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors' judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.nationalstorageaffiliates.com.

Compensation, Nominating and Corporate Governance Committee
George L. Chapman (Chair), Chad L. Meisinger and Steven G. Osgood are the current members of the CNCG Committee. Our board of trustees has determined that each of the members of the CNCG Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the CNCG Committee. The CNCG Committee met twice during the period from April 28, 2015 (the closing of our IPO) through December 31, 2015.
With respect to compensation, the CNCG Committee is responsible for, among other things:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our chief executive officer and the other members of our senior management team, evaluating our chief executive officer's performance and the other members of our senior management team's performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by the board of trustees), determining and approving the remuneration of our chief executive officer and the other members of our senior management team based on such evaluation;

•	overseeing our equity-based remuneration plans and programs;

•	assisting our board of trustees and chairman in overseeing the development of executive succession plans;

•	determining from time to time the remuneration for our non-executive trustees; and

•	preparing compensation, nominating and corporate governance committee reports.
With respect to nominating and corporate governance, the CNCG Committee is responsible for, among other things:

•	providing counsel to our board of trustees with respect to the organization, function and composition of the board of trustees and its committees;

•	overseeing the self-evaluation of our board of trustees as a whole and of the individual trustees and the board's evaluation of management and report thereon to the board;

•	periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures;

•	identifying and recommending to our board of trustees potential candidates for nomination; and

•	recommending to our board of trustees the appointment of each of our executive officers.
The specific responsibilities of the CNCG Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.nationalstorageaffiliates.com.
The CNCG Committee has retained FPL Associates LP ("FPL"), a compensation consulting firm, to provide advice regarding the executive compensation program for our senior management team. FPL reports directly to the CNCG Committee and has not performed and does not currently provide any other services to management or us. The CNCG Committee has requested that FPL provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our senior management team, and (2) a trustee compensation program for independent members of our board of trustees.

Investment Committee
Dominic M. Palazzo (Chair), Paul W. Hylbert, Jr. and Steven G. Osgood are the current members of the Investment Committee.
The Investment Committee is responsible for reviewing and, where appropriate, approving, on behalf of the Company, acquisitions of self storage properties within certain parameters.
Investment Committee meetings are designed to provide the members of the Investment Committee with an opportunity to discuss the investment rationale for certain acquisitions, to review material background items (including due diligence reports) with respect to those acquisitions, and to conduct any further due diligence to make an informed decision with respect to those acquisitions.
Report of the Audit Committee
The Audit Committee has furnished the following report for the fiscal year ending December 31, 2015:
The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of trustees.
Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.
Representatives of KPMG LLP were in attendance at all but one of our Audit Committee meetings. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and KPMG LLP, our independent registered public accounting firm. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board ("PCAOB"), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of KPMG LLP's judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their audits.
The Audit Committee also discussed with KPMG LLP their independence from us. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by KPMG LLP.

Based on the Audit Committee's review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of trustees that our audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is presenting this selection to our shareholders for ratification.
Dominic M. Palazzo
Paul W. Hylbert, Jr.
Steven G. Osgood
The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT TRUSTEES
Members of our board of trustees who are not independent receive no compensation for their services as trustees. Each independent trustee has been compensated as follows:
Equity Awards.
On December 31, 2014, under our 2013 Long-Term Incentive Plan (the "Prior Incentive Plan"), we made the following aggregate grants of LTIP unit awards, which vest in three equal installments beginning with the closing of our IPO and on the date of our annual meeting of shareholders in 2016 and 2017, respectively, for so long as such person remains a trustee:

•	12,000 LTIP units to each independent trustee for his service on our board;

•	1,200 LTIP units to each independent trustee who is a member of the Audit committee;

•	1,200 LTIP units to each independent trustee who is a member of the CNCG committee;

•	4,800 LTIP units to the chair of the Audit Committee; and

•	2,400 LTIP units to the chair of the CNCG Committee.
In addition, we also granted Mr. Palazzo, the chairman of the Audit Committee, and Mr. Chapman, the chairman of the CNCG Committee, 1,600 and 800 additional LTIP units, respectively, that vested upon the completion of our IPO, in consideration for additional work they performed on our behalf in 2015 in connection with our IPO.
Based on the foregoing, on December 31, 2014, we granted 16,400 LTIP units to Mr. Chapman, 13,200 LTIP units to Mr. Hylbert, Jr., 13,200 LTIP units to Mr. Meisinger, 14,400 LTIP units to Mr. Osgood, and 19,600 LTIP units to Mr. Palazzo.
Cash Compensation.
We also made the following annual cash payments in quarterly installments to each independent trustee. The amount earned by each independent trustee in cash in 2015 was equal to three-fourths of the following annual cash payments:

•	$50,000 to each independent trustee for his service on our board;

•	$5,000 to each independent trustee who is a member of the Audit Committee;

•	$5,000 to each independent trustee who is a member of the CNCG Committee;

•	$20,000 to the chair of the Audit Committee; and

•	$10,000 to the chair of the CNCG Committee.

The following table summarizes the annual compensation received by our independent trustees for the period from April 28, 2015 (the closing of our IPO) through December 31, 2015.

Trustee Compensation Table
Name and Address	Fees Paid or Earned in Cash(1)	Stock Awards	Total
George L. Chapman	$48,750	-	$48,750
Kevin M. Howard(2)(3)	-	-	-
Paul W. Hylbert, Jr.	$41,250	-	$41,250
Chad L. Meisinger	$41,250	-	$41,250
Steven G. Osgood(3)	$45,000	-	$45,000
Dominic M. Palazzo	$56,250	-	$56,250
Mark Van Mourick(2)	-	-	-

(1)
Because our IPO was completed in April 2015, the amount earned by each independent trustee in cash in 2015 is equal to three-fourths of the annual cash compensation each independent trustee would have been entitled to receive for a full year of service.

(2)	Messrs. Howard and Van Mourick did not receive compensation as trustees because we do not consider them independent.

(3)
Excludes consideration paid to Messrs. Howard and Osgood or entities controlled or managed by each in connection with the contribution to us of self storage properties. For additional information see "Certain Relationships and Related Transaction."

Beginning in 2016, we also intend to make an annual $5,000 cash payment in quarterly installments to each independent trustee who is a member of the Investment Committee.
Each independent trustee will be permitted, but is not obligated, to elect to receive between 50% and 100% of the value of his total annual cash compensation described above in equity, with such election to be made annually.
We also reimburse each of our trustees for his travel expenses incurred in connection with his attendance at board of trustee and committee meetings.

CORPORATE GOVERNANCE
Role of the Board and Risk Oversight
Pursuant to our Declaration of Trust and Bylaws, our business and affairs are managed under the direction of our board of trustees. Our board of trustees has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of trustees keep informed of our business by participating in meetings of our board of trustees and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with Mr. Nordhagen, our president, chief executive officer and chairman, and other members of our senior management team.
In connection with their oversight of risk to our business, our board of trustees and the Audit Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Management regularly reports to our board of trustees on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust ("REIT") rules and other regulations. Members of our board of trustees routinely meet with management in connection with their consideration of matters submitted for the approval of our board of trustees and the risks associated with such matters.
Our board of trustees believes that its composition protects shareholder interests and provides sufficient independent oversight of management. A majority of our current trustees are "independent" under NYSE standards, as more fully described elsewhere in this section under "Corporate Governance—Trustee Independence." The independent trustees meet separately from management on at least a quarterly basis and are very active in the oversight of our Company. The independent trustees oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our senior management team and the selection and evaluation of trustees. Each independent trustee has the ability to add items to the agenda of board of trustees meetings or raise subjects for discussion that are not on the agenda for that meeting.
Our board of trustees believe that its majority independent composition and the roles that our independent trustees perform provide effective corporate governance at the board of trustee's level and independent oversight of both our board of trustees and management. The current governance structure, when combined with the functioning of the independent trustee component of our board of trustees and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. In furtherance of these goals, as a new public company, our board of trustees is evaluating our corporate governance and intends to appoint a Lead Independent Trustee during 2016.
Code of Business Conduct and Ethics
Our board of trustees has adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to our trustees, officers and employees. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications, compliance with applicable governmental laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code, and accountability for adherence to the Code of Conduct. Any waiver of the Code of Conduct for our trustees, officers and employees may be made only by our board of trustees or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations. The Code of Conduct is available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Code of Conduct, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.

Corporate Governance Guidelines
Our board of trustees has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of trustees carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of trustees, its functions and responsibilities, its standing committees, its PRO advisory committee, trustee qualification standards, access to management and independent advisors, trustee compensation, management succession, trustee orientation and continuing education and the annual performance evaluation and review of our board of trustees and committees. The Guidelines are available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Guidelines, free of charge, to shareholders who request it. Requests should be directed to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Trustee Independence
The Guidelines provide that a majority of the trustees serving on our board of trustees must be independent as required by the NYSE listing standards. In addition, our board of trustees has adopted certain independence standards (the "Independence Standards") to assist it in making determinations with respect to the independence of trustees. The Independence Standards are available for viewing on our website at www.nationalstorageaffiliates.com. Based upon its review of all relevant facts and circumstances, our board of trustees has affirmatively determined that five of our eight current trustees—George L. Chapman, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood and Dominic M. Palazzo—qualify as independent trustees under the NYSE listing standards and the Independence Standards.
Identification of Trustee Candidates
In accordance with the Guidelines and its written charter, the CNCG Committee is responsible for identifying trustee candidates for our board of trustees and for recommending trustee candidates to our board of trustees for consideration as nominees to stand for election at our annual meetings of shareholders. Trustee candidates are recommended for nomination for election as trustees in accordance with the procedures set forth in the written charter of the CNCG Committee.
We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The CNCG Committee periodically reviews the appropriate skills and characteristics required of our trustees in the context of the current composition of our board of trustees, our operating requirements and the long-term interests of our shareholders. In accordance with the Guidelines, trustees should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our company and our shareholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The CNCG Committee reviews trustee candidates with the objective of assembling a slate of trustees that can best fulfill and promote our goals, regardless of gender, age or race, and recommends trustee candidates based upon contributions they can make to our board of trustees and management and their ability to represent our long-term interests and those of our shareholders.
The CNCG Committee evaluates the skill sets required for service on our board of trustees and expects to develop a list of potential trustee candidates. If it is determined there is the need for additional or replacement board members, the CNCG Committee will assess potential trustee candidates included on the list as well as other appropriate potential trustee candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the CNCG Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of trustees. The CNCG Committee evaluates, among other things, each potential trustee's knowledge and experience with self storage, REITs and other real estate, roll-up operations, public companies, and business strategy and operations. The CNCG Committee may seek input on such trustee candidates from other trustees, including our chairman and our chief executive officer, and recommends trustee candidates to our board of trustees for nomination. The CNCG Committee does not solicit trustee nominations, but it will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The CNCG Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The CNCG Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying trustee candidates or gathering information regarding the background and experience of trustee candidates. If the CNCG Committee engages any such third party, the CNCG Committee will have sole authority to approve any fees or terms of retention relating to these services.
Our shareholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the "Submission of Shareholder Proposals" section of this Proxy Statement may nominate candidates for election as trustees. Our Bylaws currently provide that shareholder nominations of trustee candidates for an annual meeting of shareholders must be received no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of shareholders; provided, however, that in connection with our first annual meeting after the closing of the IPO or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., mountain time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a trustee candidate for consideration for nomination at our 2017 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by December 21, 2016, but in no event earlier than November 21, 2016. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws does not affect the right of shareholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See "Submission of Shareholder Proposals" for information regarding providing timely notice of shareholder proposals under SEC rules.
Personal Loans to Executive Officers and Trustees
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our trustees and executive officers.
Trustee Attendance at Annual Meetings of Shareholders
Our policy is to encourage and promote the attendance by each trustee at all meetings of our shareholders.
Communications with the Board of Trustees
Our board of trustees has approved a process to enable communications with the independent members of the board of trustees or the chair of any of the committees of the board of trustees. Communications by email should be sent to NSABoard@nsareit.net. Communications by regular mail should be sent to the attention of Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at our office at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of trustees. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. In addition, any of our shareholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.
Executive Sessions of Independent Trustees
The independent trustees serving on our board of trustees meet in executive sessions at least four times per year at regularly scheduled meetings of our board of trustees.

INFORMATION REGARDING OUR SENIOR MANAGEMENT TEAM
Throughout this Proxy Statement, our president, chief executive officer and chairman, Arlen D. Nordhagen and our executive vice president, chief financial officer and secretary, Tamara D. Fischer, are referred to as our “named executive officers” or “executive officers,” and Steven B. Treadwell is referred to as our senior vice president, operations. Our senior vice president, operations, is not a "named executive officer" under Item 402 of Regulation S-K or an "officer" under Rule 16a-1(f) of the Exchange Act. We refer to Mr. Nordhagen, Ms. Fischer and Mr. Treadwell in this Proxy Statement as our "senior management team."
Our senior management team and their ages as of March 31, 2016 are as follows:

Name	Age
Arlen D. Nordhagen	59
Tamara D. Fischer	60
Steven B. Treadwell	46
Biographical information with respect to Mr. Nordhagen is set forth above under "Election of Trustees—Information Regarding the Nominees for Election as Trustees."
Tamara D. Fischer, 60, has served as our executive vice president and chief financial officer since our inception in 2013. Prior to this role, from 2004 to 2008, Ms. Fischer served as the executive vice president and chief financial officer of Vintage Wine Trust, Inc., a real estate investment trust, where she was involved in all aspects of the company's capital markets, investor relations and financial reporting activities. She continued to serve Vintage Wine Trust as a consultant through its dissolution in 2010 and served in various other consulting positions until becoming involved with NSA. From 1993 to 2003, Ms. Fischer served as the executive vice president and chief financial officer of Chateau Communities, Inc., one of the largest real estate investment trusts in the manufactured home community sector. There, she was responsible for overseeing the company's initial public offering, several mergers and acquisitions and was involved in capital markets activity, investor relations and financial reporting and administrative responsibilities. Ms. Fischer remained at Chateau through its sale to Hometown America LLC in 2003. Prior to her experience at Chateau Communities, Inc., Ms. Fischer spent nine years at Coopers & Lybrand (now PricewaterhouseCoopers), initially as an accountant in the real estate practice and later as an audit manager. Ms. Fischer is a certified public accountant (inactive) and graduated from Case Western Reserve University with a bachelor of arts in business administration.
Steven B. Treadwell, 46, has served as our senior vice president for operations and has been with the Company since 2014. Prior to this role, between 2010 and 2014, Mr. Treadwell co-founded and served as managing partner of Energy Inspection Services, an oilfield services firm, and he also served as a financial and operational consultant to multiple firms in the real estate and energy industries. From 2005 to 2010, Mr. Treadwell served as a divisional chief financial officer and first vice president of finance at ProLogis, a global real estate investment trust in the industrial sector. Prior to his experience in the private sector, Mr. Treadwell served for 12 years in the U.S. Air Force in multiple assignments ranging from weapon system research and development to instructor pilot in the KC-10 Extender and the C-21 Learjet. Mr. Treadwell graduated from Harvard University with a masters in business administration, Massachusetts Institute of Technology with a master of science degree in aeronautical engineering, and the U.S. Air Force Academy with a bachelor of science degree in electrical engineering.

COMPENSATION DISCUSSION AND ANALYSIS
This section of our Proxy Statement provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act. It discusses the principles underlying our executive compensation policies and decisions. In addition, it provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our senior management team, and places in perspective the data presented in the tables and narrative that follow.
Executive Compensation Program Objectives
We believe the primary goals of executive compensation are to attract and retain the best executive talent in a way that allows us to align the interests of our senior management team with those of our shareholders by encouraging the achievement of our business strategies, the creation of company growth, and the retention of our senior management team. In furtherance of these goals, as a new public company, our CNCG Committee is in the process of creating a new compensation program that will further align us with peer public companies as we evolve as a public entity. Our CNCG Committee has implemented a pay for performance compensation program for 2016 and we expect that, over the course of 2016, our CNCG Committee will complete its design of a compensation program that rewards, among other things, favorable shareholder returns, the company’s competitive position within its segment of the real estate industry and each senior management team member's contributions to the company, and that this new program will be implemented beginning in 2017.
We expect to continue to pay competitive base salaries to our senior management team and anticipate that our compensation incentives will take the form of annual cash bonuses and long-term equity incentives measured by objective and subjective company and individual performance targets to be established by our CNCG Committee. In addition, our CNCG Committee may determine to make awards to new senior management team members and other new personnel in order to attract talented professionals. As described further below, in 2016, our CNCG Committee has granted awards under our 2015 Equity Incentive Plan (our "Equity Incentive Plan") that vest over time to our senior management team to recognize their efforts on our behalf both in connection with the completion of our IPO and in guiding our company performance during 2015.
In order to meet our objectives, we expect our executive compensation program will:

•	provide incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess performance on a company and individual performance level;

•	provide an appropriate link between compensation and the creation of shareholder value through equity awards; and

•	provide balanced incentives that do not promote excessive risk-taking.
2015 Business Highlights
We are focused on the ownership, operation, and acquisition of self storage properties located within the top 100 metropolitan statistical areas ("MSAs") throughout the United States. As of December 31, 2015, we owned a geographically diversified portfolio of 277 self storage properties, located in 16 states, comprising approximately 15.8 million rentable square feet, configured in approximately 123,000 storage units. According to the 2016 Self-Storage Almanac, we are the sixth largest owner and operator of self storage properties in the United States based on number of properties, self storage units, and rentable square footage. We completed our initial public offering in the second quarter 2015 and our Common Shares are listed on the New York Stock Exchange under the symbol "NSA." We are a Maryland real estate investment trust structured as a REIT for U.S. federal income tax purposes.
During 2015, we achieved, among other things, the following:

•	core funds from operations ("Core FFO") of $0.92 per share, an increase of 22.7% per share compared to Core FFO in full year 2014, and earnings of $0.17 per fully diluted share;

•	net operating income ("NOI") of $88.5 million, an increase of 80.4% compared to NOI of $49.1 million for the full year 2014, and net income of $4.8 million;

•	same store NOI of $38.3 million, an increase of 11.5% compared to same store NOI of $34.4 million for the full year 2014;

•	same store total revenue of $58.7 million, an increase of 7.8% compared to same store total revenue of $54.5 million for the full year 2014;

•	the acquisition of 58 properties for approximately $313.0 million; and

•
an increase in our quarterly dividends in the fourth quarter of 2015 from $0.19 per share to $0.20 per share, or from $0.76 to $0.80 per share on an annualized basis. The dividend, based on the December 31, 2015 closing price, represented an annual yield of 4.67%.

Our same store portfolio is defined and our non-GAAP financial measures, including Core FFO and NOI, are defined and reconciled to their most directly comparable GAAP measure in our Form 10-K filed with the SEC on March 10, 2016.
Roles of our CNCG Committee, Compensation Consultant and Management
CNCG Committee
Our CNCG Committee which is comprised entirely of independent trustees, has overall responsibility for monitoring the performance of the company’s senior management team and evaluating and approving our executive compensation plans, policies and programs. In addition, our CNCG Committee oversees our Equity Incentive Plan.
Our CNCG Committee determines all components of Mr. Nordhagen's compensation. With respect to Ms. Fischer and Mr. Treadwell, our CNCG Committee seeks input from Mr. Nordhagen and reviews and approves all components of Ms. Fischer's and Mr. Treadwell's compensation. In making these compensation decisions, our CNCG Committee reviewed data from the 2015 NAREIT Compensation Survey.
Compensation Consultant
Our CNCG Committee has engaged FPL Associates LP, or FPL, an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPL provides our CNCG Committee with advice concerning the types and levels of compensation to be paid to our senior management team.
Our CNCG Committee policy requires that its compensation consultants be independent of company management. Our CNCG Committee will perform an annual assessment of FPL's independence to determine whether the consultant is independent. Our CNCG Committee assessed FPL's independence in April 2016 and determined that engagement did not raise any conflict of interests with management.
Management
Mr. Nordhagen, our president, chief executive officer and chairman, generally attends CNCG Committee meetings, provides information as to the individual performance of Ms. Fischer and Mr. Treadwell and other key employees, and makes annual recommendations to our CNCG Committee of appropriate compensation levels for Ms. Fischer and Mr. Treadwell. Nonetheless, all components of our senior management team's compensation are approved by our CNCG Committee in its sole discretion and our president, chief executive officer and chairman is not present during our CNCG Committee’s determination with respect to his own compensation.
Benchmarking Process
In developing our public company executive compensation programs, our CNCG Committee is conducting a compensation benchmarking analysis to ensure that our programs are competitive with those of other publicly traded REITs, particularly with those in our industry, while also being mindful of various other factors including our size relative to others in our industry. We expect the analysis will be based on an appropriate group for our company established by our CNCG Committee with the advice of FPL. We expect that our executive compensation program will be competitive relative to our peer public companies.
Key Features of Our Compensation Program
As a newly listed public company, to the extent not already implemented, we expect to adopt many leading market best practices with respect to compensation, including:

•	pay for performance that has a direct alignment with shareholder return; salaries comprise a relatively modest portion of each senior management team member's overall compensation opportunity;

•	the use of performance metrics and different performance measures across various performance periods in granting equity awards;

•	the implementation of a clawback policy that allows for the recovery of previously paid executive compensation;

•	the adoption of appropriate share ownership guidelines for our senior management team and trustees;

•	having an appropriate compensation risk profile;

•	enhancing employee retention with time-based vesting schedules for equity incentive awards paid for performance for prior years;

•	working with a compensation consultant to advise our CNCG Committee on compensation matters;

•	offering only minimal perquisites to our senior management team;

•	not having excise tax gross-ups with respect to payments made in connection with a change of control; and

•	not having nonqualified deferred compensation or supplemental retirement benefits for our senior management team.
Elements of Our Compensation Program
We expect the compensation provided to our senior management team will typically consist of base salary, annual cash bonus and long-term equity incentive compensation.
Base Salary
The base salary payable to each member of our senior management team will provide a fixed component of compensation that reflects the senior management team member’s position and responsibilities. Base salaries will be reviewed annually by our CNCG Committee and may be adjusted to better match competitive market levels or to recognize a senior management team member’s professional growth, development, and increased responsibility. The table below summarizes the 2015 and 2016 base salaries and corresponding yearly change for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell:

	Base Salary Levels
Executive	2015	2016	Change
Arlen D. Nordhagen	$300,000	$309,450	3.2%
Tamara D. Fischer	$180,000	$185,850	3.3%
Steven B. Treadwell	$150,000	$160,000	6.7%

Annual Cash Bonus Payments
We have provided and expect to continue to provide cash bonuses to encourage outstanding individual and company performance by motivating our senior management team to achieve short-term company performance objectives and individual goals. Set forth below is a summary of the 2015 annual cash bonus payments and the 2016 framework for annual cash bonus payments for our senior management team.
2015 Annual Cash Bonus Awards. Our CNCG Committee approved the following 2015 cash bonuses: Mr. Nordhagen – $150,000, Ms. Fischer – $63,000, and Mr. Treadwell – $40,000.
While our CNCG Committee did not use a formula to determine 2015 cash bonuses, they placed emphasis on the Company's and each individual's strong performance in 2015. In performing this analysis, our CNCG Committee considered a number of factors in setting the actual 2015 cash bonuses to our senior management team, including (i) the scope of the officer’s responsibilities within our company; (ii) the experience of the officer within our industry and at our company; (iii) a review of historical compensation information for the individual officer; (iv) a determination of the compensation needed to motivate and retain that individual; and (v) the recommendations of the chief executive officer with respect to Ms. Fischer and Mr. Treadwell.
2016 Annual Cash Bonus Awards. For 2016, our CNCG Committee introduced a new annual incentive cash bonus program (with awards to be considered in 2017) for our senior management team based primarily on objective factors aligned with our company's performance, and to a lesser extent on subjective factors.
The objective financial performance goals for 2016 are weighted and based on the company’s achievement of specific targets related to the following elements: the company’s same-store NOI growth, Core FFO per share growth, acquisitions volume and number of new PROs added. The subjective performance goals are tailored to each member of our senior management team and are also weighted and considered together with the objective elements. For an explanation of how we calculate NOI and Core FFO, which are both non-GAAP financial measures, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.
In addition to the specific targets for performance described above, our CNCG Committee will also identify a threshold level of performance that is below the target level and a high level of performance that is above the target level. In the event that our company's actual performance does not meet the threshold level set with respect to a particular metric, no cash bonuses shall be earned for such performance metric. If our company's actual performance for the performance period is above the high level with respect to a particular metric, the number and amount of earned cash bonuses shall be capped at the high level for such performance metric. Based on the degree of outperformance or underperformance, subject to the floor and cap described above, the levels of cash bonuses earned may vary. Each member of our senior management team will have the opportunity to receive a portion, up to all, of the annual cash bonus opportunity in equity.
We expect that in connection with the design of our new compensation program to be established during 2016 for implementation in 2017, our bonus program will feature specific target bonus amounts tied to the achievement of our senior management team's specific reward criteria.
Long-Term Equity Incentive Compensation
Our CNCG Committee believes that a substantial portion of each member of our senior management team's compensation should be in the form of long-term equity incentive compensation. Equity incentive awards encourage management to create shareholder value over the long term. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.
Long-term equity incentive compensation may be granted in many forms under our Equity Incentive Plan, including restricted shares in our Company and LTIP units, representing a class of partnership interests in our operating partnership, NSA OP, L.P. (our “operating partnership”). For a further description of such awards, see “Awards Under the Plan” below.

Over the course of 2016, we expect that our CNCG Committee will adopt a new program for long-term equity incentive compensation that is both performance-based and time-based. We expect it will reward, among other things, favorable shareholder returns, the company’s competitive position within its segment of the real estate industry and each member of senior management team's contributions to the company, and that this new program will be implemented beginning in 2017.
Set forth below is a summary of our 2015 and 2016 long term equity incentive compensation awards for our senior management team.
2015 Long Term Equity Incentive Compensation Awards. Based on an evaluation of each member of our senior management team's company and individual performance in 2015, particularly in connection with the successful completion of our formation transactions and IPO, our CNCG Committee approved the following 2015 time-based LTIP unit awards: Mr. Nordhagen – $588,880, Ms. Fischer – $242,480, and Mr. Treadwell – $103,920. As a result of exceeding strategic performance goals in 2015, half of these LTIP unit awards vest on January 1, 2017, 30% vest on January 1, 2018, and the remaining 20% vest on January 1, 2019, respectively, subject to continued employment by the respective senior management team member.
2016 Long Term Equity Incentive Compensation Awards. Based on the evaluation described above and a desire to retain the services of our senior management team in furtherance of the company's continued success, our CNCG Committee approved the following 2016 time-based LTIP unit awards: Mr. Nordhagen – $1,000,000, Ms. Fischer – $500,000, and Mr. Treadwell – $150,000. These LTIP unit awards vest equally in three annual installments on January 1, 2017, January 1, 2018, and January 1, 2019, respectively, subject to continued employment by the respective senior management team member.
Equity Incentive Plan
Prior to completion of our IPO and formation transactions, we adopted our Equity Incentive Plan, which replaced our Prior Incentive Plan, which is described below, to provide equity based incentive compensation to members of our senior management team, our independent trustees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards following such date. Our Equity Incentive Plan allows for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards.
Our Equity Incentive Plan is administered by our CNCG Committee. Our CNCG Committee, as appointed by our board of trustees, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of trustees, members of our senior management team, advisors, consultants and other personnel to receive an equity award, (3) determine the number of Common Shares to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of trustees with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the CNCG Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The CNCG Committee consists solely of independent trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside trustee for purposes of Section 162(m) of the Code.
For additional information about our Equity Incentive Plan, see "—Equity Compensation Plan Information" below.

Prior Incentive Plan
Our operating partnership adopted our Prior Incentive Plan, which was terminated upon the completion of our IPO and replaced by our Equity Incentive Plan. However, the awards under the Prior Incentive Plan remained outstanding.
The Prior Incentive Plan's purpose was to align the interests of officers, PROs, certain key employees and consultants, and others, with the interests of our operating partnership. The Prior Incentive Plan provided for grants of Class A common units of limited partner interest of our operating partnership ("OP units") and LTIP units in our operating partnership. Not more than a maximum of 2.5 million OP units and LTIP units were permitted to be granted under that plan.
Initially, LTIP units issued under the Prior Incentive Plan do not have full parity with OP units, and do not receive quarterly distributions. Under the terms of the LTIP units, our operating partnership must revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units issued under the Prior Incentive Plan with other holders of OP units, the LTIP units, whether or not vested, achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions, and are entitled to receive quarterly distributions. If such parity is reached, upon vesting, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units, including redemption rights.
Although the Prior Incentive Plan has been terminated, our CNCG Committee continues the administration of the awards made under the Prior Incentive Plan.
Pre-IPO Grants of LTIP Units under Prior Incentive Plan
Prior to the completion of our IPO we granted approximately 2.5 million LTIP units under our Prior Incentive Plan to our PROs, representatives of our PROs, trustee nominees, officers and certain employees under our Prior Incentive Plan, which is described further under "Prior Incentive Plan" below. These grants include 150,000 LTIP units granted to Mr. Nordhagen and 81,750 LTIP units granted to Ms. Fischer on December 31, 2014. Of these grants to Mr. Nordhagen, 50,000 vested on December 31, 2015, and 100,000 are scheduled to vest at certain times prior to December 31, 2017, subject to continued employment. Of these grants to Ms. Fischer, 6,750 vested immediately, 25,000 vested on December 31, 2015, and 50,000 are scheduled to vest at certain times prior to December 31, 2017, subject to continued employment.
Available Shares
Our Equity Incentive Plan provides for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and Class B common units of limited partner interest of our operating partnership ("subordinated performance units"), into Common Shares). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the Common Shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of trustees, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of the earlier of (1) the date that such plan was approved by our board of trustees and (2) the date that such plan was approved by the holders of our Common Shares.
To the extent our CNCG Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Awards Under the Plan
Share Options
The terms of specific share options, including whether share options shall constitute "incentive share options" for purposes of Section 422(b) of the Code, shall be determined by the CNCG Committee. The exercise price of a share option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to share options may not be lower than 100% (110% in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan) of the fair market value of our Common Shares on the date of grant. Each share option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder, if permitted under our Equity Incentive Plan). Incentive share options may only be granted to our employees and employees of our subsidiaries. Share options will be exercisable at such times and subject to such terms as determined by our CNCG Committee. We may also grant share appreciation rights, which are share options that permit the recipient to exercise the share option without payment of the exercise price and to receive Common Shares (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the Common Shares with respect to which the share option is being exercised over the exercise price of the share option with respect to those shares. The exercise price with respect to share appreciation rights may not be lower than 100% of the fair market value of our Common Shares on the date of grant.
Restricted Shares
A restricted share award is an award of Common Shares that are subject to restrictions on transferability and such other restrictions as our CNCG Committee may impose at the date of grant. Grants of restricted Common Shares will be subject to vesting schedules and other restrictions as determined by our CNCG Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our CNCG Committee may determine. Generally, a participant granted restricted Common Shares has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted Common Shares. Although dividends will be paid on restricted Common Shares, whether or not vested, at the same rate and on the same date as on our Common Shares (unless otherwise provided in an award agreement), holders of restricted Common Shares are prohibited from selling such shares until they vest.
Phantom Shares
A phantom share represents a right to receive the fair market value of a Common Share, or, if provided by our CNCG Committee, the right to receive the fair market value of a Common Share in excess of a base value established by our CNCG Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of Common Shares (as may be elected by the participant or our CNCG Committee or as may be provided by our CNCG Committee at grant). Our CNCG Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.
Dividend Equivalents
A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Common Shares) of dividends paid on Common Shares otherwise subject to an award. Our CNCG Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional Common Shares. Our CNCG Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
LTIP Units
LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. For LTIP units granted under our Prior Incentive Plan, upon reaching parity, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. For LTIP units granted under our Equity Incentive Plan, upon reaching parity, or earlier if provided under the individual award agreement, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our Common Shares whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
Other Equity-Based Awards
Our Equity Incentive Plan authorizes the granting of other awards based upon our Common Shares (including the grant of securities convertible into Common Shares), subject to terms and conditions established at the time of grant.
We have filed with the SEC a Registration Statement on Form S-8 covering our Common Shares issuable under our Equity Incentive Plan.
Change in Control
Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding Common Shares or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our shareholders; (3) a merger, consolidation, conversion, or statutory share exchange where our shareholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of trustees at the beginning of such period, the "incumbent trustees," cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any trustee whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent trustees shall be deemed to be an incumbent trustee); or (5) shareholder approval of a plan or proposal for our liquidation or dissolution.
Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the compensation, nominating and corporate governance committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation, nominating and corporate governance committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).
Amendments and Termination
Our board of trustees may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient's consent unless such amendments are required in order to comply with applicable laws. Our board of trustees may not amend our Equity Incentive Plan without shareholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of Common Shares reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of trustees, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any share options under our Equity Incentive Plan; or

•	otherwise require such approval.
Employment Agreements
In connection with the completion of our IPO, we entered into employment agreements with Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell on April 28, 2015. The employment agreements provide for Mr. Nordhagen to serve as our president, chief executive officer and chairman, Ms. Fischer to serve as our executive vice president and chief financial officer, and Mr. Treadwell to serve as our senior vice president, operations.
The employment agreements with Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell have a term of three years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days' notice of non-renewal. These employment agreements require Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell to devote substantially all of their time to our affairs.
The employment agreements provide for:

•
a minimum annual base salary of $300,000 for Mr. Nordhagen, $180,000 for Ms. Fischer, and $150,000 for Mr. Treadwell, subject to increases at the discretion of our board of trustees or the CNCG Committee;

•
eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of trustees or our CNCG Committee, which will be awarded at the discretion of our CNCG Committee;

•	participation in our Equity Incentive Plan, as well as other incentive, savings and retirement plans applicable generally to our senior management team; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior management team.
In addition, Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell are eligible for regular, annual grants under our Equity Incentive Plan.
The employment agreements provide that, if a member of our senior management team's employment is terminated by us without "cause" or by the senior management team member for "good reason" (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the senior management team member will be entitled to the following severance payments and benefits, subject to the execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•
an amount equal to the sum of the senior management team member's then-current annual base salary plus the greater of the annual average bonus over the prior two years (or such fewer years with respect to which the senior management team member received an annual bonus) and the senior management team member's target annual bonus for the year of termination, multiplied by three for Mr. Nordhagen, by two for Ms. Fischer, and by one for Mr. Treadwell, respectively;

•
health benefits for the senior management team and eligible family members for two years following the senior management team member's termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the senior management team member receives comparable benefits from a subsequent employer; and

•	100% of the unvested shares or share-based awards held by the senior management team member will become fully vested and/or exercisable.
Each employment agreement also provides that each member of our senior management team, or his or her estate, will be entitled to certain severance benefits in the event of death or disability. Specifically, each member of our senior management team or, in the event of such member's death, his or her beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;

•	upon death or disability, prorated annual bonus for the year in which the termination occurs;

•
health benefits for the senior management team and/or eligible family members for two years following the senior management team member's termination of employment at the same level as in effect immediately preceding senior management team member's death or disability; and

•
for the initial awards granted or outstanding upon the completion of the IPO, 100% of the unvested share awards held by the senior management team members will become fully vested and/or exercisable. For all outstanding unvested share awards held by the senior management team member other than the initial restricted share award, a prorated portion (based on the number of days of employment during a year until the date of death or disability, as applicable, over 365) of any share that would have vested for the year of the senior management team member's death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreements for Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell provide for a definition of "good reason" following a change-in-control (as defined in the applicable employment agreement), and provide for 100% of the unvested shares (or share-based awards) held by the senior management team member to become fully vested and/or exercisable if the respective member of the senior management team's employment is terminated by our company without cause or if the respective member of the senior management team quits for "good reason" following the effective date of a change in control.
The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of six months following termination of employment.
Employee Benefits
We have a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) Plan. All eligible employees are able to participate in our 401(k) plan, including our senior management team. We provide this plan to enable our employees to save some amount of their cash compensation for retirement in a tax efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary, and we currently match a portion of each eligible employee's contributions. We do not intend to provide an option for our employees to invest in our Common Shares through our 401(k) plan.
Perquisites and Other Personal Benefits
We provide no perquisites or other personal benefits to our senior management team, except as disclosed under "—Summary Compensation Table" below.
Clawback Policy
We expect to adopt a formal clawback policy, which will allow us to recoup incentive compensation paid to officers covered by the policy based on financial results that are subsequently restated.

Our CNCG Committee intends to initially and periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Minimum Share Ownership Guidelines for the Senior Management Team and Independent Trustees
We expect to adopt minimum share ownership guidelines in line with our peer public companies to require each member of our senior management team and each independent trustee to maintain a minimum number of Common Shares (including operating partnership units and LTIP units) having a market value equal to or greater than a multiple of such senior management team member's salary or each independent trustee's annual compensation.
Tax Gross-Up Payments
We do not provide any gross-up or similar payments to our senior management team. According to their employment agreements, if any payments or benefits to be paid or provided to any member of our senior management team would be subject to “golden parachute” excise taxes under Section 280G of the Code, the senior management team member's payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the senior management team member.
Tax Implications - Deductibility of Senior Management Team Compensation
Section 162(m) of the Code limits the deductibility on the company’s tax return of compensation over $1 million to any of the chief executive officer and the two most highly-compensated executive officers of the company other than the chief executive officer unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the company’s shareholders. The company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the company’s net income. Our CNCG Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).
Risk Considerations in our Compensation Programs
Our CNCG Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our CNCG Committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.
CNCG Committee Interlocks and Insider Participation
No member of our CNCG Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our named executive officers serve as a member of the board of trustees or CNCG Committee of any company that has one or more of its executive officers serving as a member of our Board of Trustees or CNCG Committee.

Summary Compensation Table
The following table summarizes the annual compensation received by our senior management team in the years ended December 31, 2015 and December 31, 2014, including amounts paid prior to our entry into employment agreements with our senior management team in connection with our IPO on April 28, 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Arlen D. Nordhagen, President, Chief Executive Officer and Chairman(3)	2015	$300,000	$150,000	$—	$20,600	$470,600
	2014	$—	$—	$1,555,500	$—	$1,555,500
Tamara D. Fischer, Executive Vice President, Chief Financial Officer and Secretary	2015	$180,000	$63,000	$—	$17,125	$260,125
	2014	$161,458	$50,000	$847,748	$6,708	$1,065,914
Steven B. Treadwell, Senior Vice President, Operations(4)	2015	$150,000	$40,000	$—	$12,420	$202,420

(1)
Reflects the aggregate grant date fair value of LTIP unit awards granted on December 31, 2014 to each member of our senior management team based upon $10.37 per unit in accordance with Accounting Standards Codification ("ASC") Topic 718. No equity awards were granted to our senior management team in 2015. In February 2016, LTIP unit awards were granted to our senior management team as follows: Mr. Nordhagen – 91,737; Ms. Fischer – 42,868; and Mr. Treadwell – 14,661. The aggregate grant date fair value of the LTIP unit awards granted in February 2016, based on $17.32 per unit, in accordance with ASC Topic 718, was equal to the following for each senior management team member: Mr. Nordhagen –$1,588,880; Ms. Fischer – $742,480; and Mr. Treadwell – $253,920.

(2)
Other compensation includes 401(k) match of $6,708 for Ms. Fischer for 2014 and 401(k) match of $10,600, $7,125 and $5,750 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, and expense allowance of $10,000, $10,000 and $6,670 for Mr. Nordhagen, Ms. Fischer and Mr. Treadwell, respectively, for 2015.

(3)
Excludes consideration paid to Mr. Nordhagen or entities controlled by him in connection with the contribution of self storage properties. For additional information, see "Certain Relationships and Related Transactions."

(4)	Mr. Treadwell became an employee of ours on January 1, 2015.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes all outstanding equity awards held by our senior management team on December 31, 2015.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Shares, Units or Other Rights That Have Not Vested(3)
Arlen D. Nordhagen	—	—	—	—	—	100,000	$1,713,000
Tamara D. Fischer	—	—	—	—	—	50,000	$856,500
Steven B. Treadwell	—	—	—	—	—	14,000	$239,820

(1)	This table does not include LTIP unit award grants made in February 2016 as they were not outstanding as of December 31, 2015. Such grants are described above under “— Summary Compensation Table.”

(2)
Consists of compensatory LTIP unit awards granted to Mr. Nordhagen, Ms. Fischer and Mr. Treadwell which had not vested as of December 31, 2015. Of these grants to Mr. Nordhagen, 50,000 are scheduled to vest on each of December 31, 2016 and 2017, respectively, subject to continued employment. Of these grants to Ms. Fischer, 25,000 are scheduled to vest on each of December 31, 2016 and 2017, respectively, subject to continued employment. Of these grants to Mr. Treadwell, 7,000 are scheduled to vest on each of December 31, 2016 and 2017, respectively, subject to continued employment.

(3)	The market value shown is based on the closing price of $17.13 per unit as of December 31, 2015.

Equity Compensation Plan Information
Our Equity Incentive Plan authorizes our CNCG Committee to grant share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into Common Shares). In connection with our IPO, we terminated our operating partnership's Prior Incentive Plan but the awards granted thereunder remained outstanding after its termination. For additional information about our Equity Incentive Plan, see "—Equity Incentive Plan" above.
As of December 31, 2015, we had 15,751 restricted Common Shares under our Equity Incentive Plan outstanding and 2,474,710 LTIP units under the Prior Incentive Plan outstanding, 247,265 of which remain subject to vesting, held by our trustees, officers and other employees. In addition, from January 1, 2016 through March 31, 2016, we have granted 8,090 restricted Common Shares and 163,076 LTIP units under our Equity Incentive Plan, all of which remain subject to vesting, to our officers and other employees.
The following table presents certain information about our equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available at fiscal year‑end for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	N/A	N/A	3,128,314
Equity Compensation plans not approved by shareholders	—	—	—
Total	N/A	N/A	3,128,314

(1)
This amount represents 3,144,065 securities, which is the total number of securities available to us under our Equity Incentive Plan as of December 31, 2015 to make grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards, minus 15,751, which is the number of securities outstanding under our Equity Incentive Plan. Our Equity Incentive Plan provides for grants of equity awards up to, in the aggregate, the equivalent of 5% of the issued and outstanding Common Shares from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into Common Shares) at the time of the award. We estimate that the Common Shares issued and outstanding on a fully diluted basis is equal to 62,881,292. This is comprised of 23,015,751 Common Shares issued and outstanding as of December 31, 2015 and up to 39,865,541 Common Shares issuable directly or indirectly upon conversion or exchange of the outstanding units in our operating partnership and certain of its subsidiaries as of December 31, 2015, assuming that all such units are convertible into or exchangeable for Common Shares directly or indirectly on a one-for-one basis and that existing lock-up prohibitions on conversions and exchanges do not apply. These estimates are provided solely for the purposes set forth herein. The actual number of OP units into which subordinated performance units will become convertible may vary significantly from these estimates and will depend upon the conversion formula in effect at the time of conversion. For more information, see the limited partnership agreement of our operating partnership, which is filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q dated June 5, 2015, available at www.sec.gov. This table excludes 2,474,710 LTIP unit awards granted under our Prior Incentive Plan because our Prior Incentive Plan was terminated in connection with the closing of our IPO. As of December 31, 2015, we did not have outstanding under our equity compensation plans, any options, warrants or rights to purchase Common Shares.

Compensation Committee Interlocks and Insider Participation
No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of trustees or compensation committee of any company that has one or more of its executive officers serving as a member of our board of trustees or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our trustees, executive officers and holders of more than 10% of our outstanding Common Shares ("10% Holders") to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our company. Trustees, executive officers and 10% Holders are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.
Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our trustees, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the period from April 28, 2015 (the closing of our IPO) through December 31, 2015 our trustees, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Material Benefits to Related Parties
SecurCare Acquisitions
Between January 1, 2015 and December 31, 2015, the Company acquired our call center from SecurCare, which is controlled by Mr. Nordhagen, our president, chief executive officer, and chairman.  In exchange, we issued Mr. Nordhagen or entities controlled by him 50,000 OP units that we estimate had a value of $0.7 million. In addition, during this same period, the Company acquired 14 self storage properties from an entity in which Mr. Nordhagen or entities controlled by him held ownership interests, but did not control.  In connection with the transaction, we issued Mr. Nordhagen or entities controlled by him a combination of 359,487 OP units and 34,511 subordinated performance units in a DownREIT partnership, which are intended to be economically equivalent to OP units and subordinated performance units in our operating partnership, respectively, that we estimate had an aggregate value of approximately $5.6 million as of the date of acquisition. In connection with the sourcing and underwriting of 21 properties that we acquired as part of our portfolio between January 1, 2015 and December 31, 2015, we paid entities controlled by Mr. Nordhagen $125,000 in cash consideration. Of the cash consideration paid, Mr. Nordhagen’s interest was approximately $66,000, excluding Mr. Nordhagen's respective share of any costs associated with the sourcing and underwriting of acquired properties.
Northwest Acquisitions
Between January 1, 2015 and December 31, 2015, the Company acquired one self storage property from Northwest, which is controlled by Mr. Howard, one of our trustees.  In exchange, we issued 654,852 OP units that we estimate had a value of $7.9 million as of the date of acquisition and paid $3.8 million in cash to retire existing debt. Of the OP units issued, Mr. Howard’s interest was approximately $3.5 million. Additionally, during this same period, the Company acquired out of its captive pipeline one self storage property for an aggregate value of approximately $0.6 million in cash and the issuance to an affiliate of both Mr. Howard and Northwest of 110,370 OP units and 70,922 subordinated performance units in our operating partnership that we estimate had an aggregate value of $2.3 million as of the date of acquisition. Of the OP units and subordinated performance units issued, Mr. Howard’s interest was approximately $0.9 million.
All Stor Acquisitions
Between January 1, 2015 and December 31, 2015, the Company acquired 13 self storage properties from All Stor Storage LLC, which was managed by Mr. Osgood, one of our trustees.  In exchange, we paid cash consideration of approximately $30.3 million, assumed debt with principal balances of approximately $31.2 million, and issued 114,486 OP units that we estimate had a value of $1.5 million as of the respective dates of acquisition. Of the cash consideration paid, Mr. Osgood’s interest was approximately $1.8 million. Of the OP units issued, Mr. Osgood’s interest was approximately $1.1 million.
Employment Agreements
We entered into employment agreements with Mr. Nordhagen, Ms. Fischer, and Mr. Treadwell that provide for base salary, bonus and other benefits. See "—Compensation Discussion and Analysis."
Indemnification Agreements for Officers and Trustees
We entered into indemnification agreements with members of our board of trustees and senior management team upon completion of our IPO. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.
Registration Rights Agreement
Concurrent with the IPO, we entered into the registration rights agreement with certain of our holders of our Common Shares (including Common Shares issuable upon redemption of OP units).

Facilities Portfolio, Sales Commission and Asset Management Agreements
Each self storage property that was contributed to our operating partnership or one of its subsidiaries by a PRO including those controlled by Mr. Nordhagen, our president, chief executive officer, and chairman, Mr. Howard, one our trustees, and Mr. Van Mourick, one of our trustees, respectively, continues to be managed by the PRO that contributed the property. Each PRO has entered into a facilities portfolio management and sales commission agreement with our company with respect to its contributed portfolio together with asset management agreements for each property. Each of our non-independent trustees is party to a facilities portfolio management and sales commission agreement and various asset management agreements or controls or is an investor in an entity that controls a party to such agreements. The asset management agreements include payments of supervisory and administrative fees and expense reimbursements to SecurCare, Northwest and Optivest Properties, LLC. For the year ended December 31, 2015, supervisory and administrative fees of $2.8 million, $2.0 million, and $0.9 million were paid to SecurCare, Northwest and Optivest Properties, LLC, respectively. Of these supervisory and administrative fees paid to SecurCare, Northwest and Optivest Properties, LLC, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $1.5 million, $1.0 million and $0.4 million, respectively, excluding their respective share of any costs associated with such fees. For the year ended December 31, 2015 expense reimbursements of $5.0 million, $2.9 million, and $2.1 million were paid to SecurCare, Northwest and Optivest Properties, LLC, respectively. Of these expense reimbursements paid to SecurCare, Northwest and Optivest Properties, LLC, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $2.6 million, $1.5 million and $0.9 million, respectively, excluding their respective share of any costs associated with such reimbursements. Upon certain retirement events, the management of the properties in such PRO's contributed portfolio will be transferred to us (or our designee) in exchange for OP units with a value equal to four times the average of the normalized annual EBITDA from the management contracts related to such PRO's contributed portfolio over the immediately preceding 24-month period. Forms of our facilities portfolio management agreements are filed as Exhibits 10.6 through 10.10 to our Quarterly Report on Form 10-Q dated June 5, 2015, available at www.sec.gov.
Tenant Insurance-Related Arrangements
We have various arrangements with regulated insurance companies to enable us to assist our tenants in obtaining insurance or tenant protection plans in association with storage rentals. These insurance companies typically pay us and our PROs access fees and commissions to help them procure business at our properties, and these fees are recognized as revenue at our properties. For the year ended December 31, 2015, tenant insurance-related access fees and commissions of $0.2 million, $0.1 million, and $0.2 million were paid to an affiliate of SecurCare, Northwest, and an affiliate of Optivest Properties, LLC, respectively. Of these tenant insurance-related access fees and commissions paid to the affiliate of SecurCare, Northwest and the affiliate of Optivest Properties, LLC, Mr. Nordhagen's, Mr. Howard's and Mr. Van Mourick’s interests were approximately $0.1 million, less than $0.1 million and $0.1 million, respectively, excluding their respective share of any costs associated with such fees and commissions. Each PRO maintains its own program, and in some cases our PROs or their affiliates have an ownership interest in the insurance company which provides the coverage to our tenants at the properties that they manage. As such, the PROs or their affiliates may benefit from our success in improving tenant insurance penetration through both improved property performance and improved performance of the respective insurance companies in which they may have an ownership stake.
Call Center Operations
We have a centralized call center, which provides services to the majority of our properties. This call center was established by SecurCare, which is controlled by Mr. Nordhagen, our president, chief executive officer, and chairman, and sold to our company effective April 1, 2015 in exchange for 50,000 OP units. It has been managed by SecurCare and, under a business services agreement with us, will continue to be managed by SecurCare for the benefit of our properties as well as some properties that we do not yet own. During the term of the business services agreement between SecurCare and us, we paid fees to SecurCare in an amount equal to 6% of the monthly gross revenue from the call center's business which was, in the aggregate, less than $0.1 million as of December 31, 2015. One year after the completion of the IPO, we have the right to terminate this agreement and assume management of the call center. The call center is not managed as a profit center for us; rather, each property that utilizes the call center is allocated a portion of the call center's expenses (or, in the case of some properties that we do not yet own, pays us a monthly fee), such that the aggregate of these fees closely matches the actual costs incurred by us to operate the call center. PROs do not pay any fees to us in respect of the call center. Our properties benefit from the various leasing, customer service, and collection activities of the call center, and the various PROs determine which properties receive these types of support services from the call center.
Related Transactions Policy
In our code of business conduct and ethics and our transaction approval policy, we have a conflicts of interest policy that prohibits our trustees, officers and employees who provide services to us, from engaging in any transaction that involves an actual or potential conflict of interest with us unless approved by a majority of our independent trustees. Exceptions may be made only after review and approval of specific or general categories by our board of trustees (in the case of executive officers or trustees) and our compliance officer (in the case of employees who are not executive officers and trustees).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 31, 2016 regarding the beneficial ownership of our Common Shares by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) our senior management team, (iii) our trustees and (iv) all of our trustees and senior management team as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Common Shares Beneficially Owned
Name(1)	Number(2)	Percent(3)
Senior Management Team and Trustees:
Arlen D. Nordhagen(4)	3,285,518	6.9%
Tamara D. Fischer(5)	158,250	*
Steven B. Treadwell(6)	17,000	*
George L. Chapman(7)	30,450	*
Kevin M. Howard(8)	4,155,986	8.7%
Paul W. Hylbert, Jr.(9)	23,300	*
Chad L. Meisinger(10)	39,550	*
Steven G. Osgood(11)	89,740	*
Dominic M. Palazzo(12)	13,600	*
Mark Van Mourick(13)	632,823	1.3%
All trustees and senior management team as a group (10 persons)(14)	8,446,217	17.7%
5% or Greater Beneficial Owners
AllianceBernstein L.P.(15)	2,209,524	9.6%
BlackRock, Inc.(16)	1,435,616	6.2%
Prudential Financial, Inc.(17)	1,499,055	6.5%
OppenheimerFunds, Inc.(18)	1,258,348	5.5%
Jennison Associates LLC(19)	1,457,089	6.3%
Cardinal Capital Management, LLC(20)	1,384,132	6.0%
Arrowpoint Asset Management, LLC(21)	1,647,366	7.2%
Certain Other Equity Owners:
John Minar(22)	1,132,915	2.4%
David Lamb(23)	1,625,048	3.4%
J. Timothy Warren(24)	1,958,594	4.1%

*	Represents beneficial ownership of less than 1%.

(1)	The address for each of the trustees and officers named above is 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111.

(2)
A person is deemed to be the beneficial owner of any Common Shares, OP units or vested LTIP units in our operating partnership if that person has or shares voting power or investment power with respect to those Common Shares, OP units, or vested LTIP units or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares or units and "investment power" is the power to dispose or direct the disposition of shares or units. The numerator in the table consists of each beneficial owner's Common Shares, OP Units, and vested LTIP units. It excludes each beneficial owner's unvested LTIP units, subordinated performance units and units in our DownREIT partnerships, except those units that are convertible into or exchangeable for Common Shares at any time within 60 days of the date of the table.

(3)
With respect to members of our Senior Management Team, Trustees and Certain Other Equity Owners only, the denominator in the table is based on a total of 47,730,109 Common Shares, OP units and vested LTIP units that are outstanding as of March 31, 2016, which is comprised of 23,023,841 Common Shares (which includes restricted Common Shares), 22,528,874 Common Shares issuable upon the redemption of OP units, which are or will be redeemable for cash in an amount equal to the market value of an equivalent number of our Common Shares, or at our option, Common Shares on a one-for-one basis, subject to certain adjustments, and 2,177,994 Common Shares issuable upon the conversion of vested LTIP units, which after achieving parity with OP Units, are eligible to be converted into OP Units on a one-for-one basis upon the satisfaction of conditions set forth in our operating partnership's agreement of limited partnership. In footnotes (4) through (14) and (22) through (24), we also show each beneficial owner's percentage ownership using a denominator comprised of all Common Shares (including restricted Common Shares) plus each person's OP Units and vested LTIP units, assuming that such person's OP Units and vested LTIP units have been converted or exchanged on a one-for-one basis into Common Shares, and none of the OP units or vested LTIP units held by other persons or entities are converted or exchanged for Common Shares. The foregoing is hereafter known as the "alternative ownership percentage."

(4)
This amount includes 261,000 Common Shares for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls, 2,091,748 OP Units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls and 932,770 vested LTIP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls. Excludes 279,297 unvested LTIP units, 2,391,783 subordinated performance units held in entities controlled by Mr. Nordhagen and 421,115 units held in our DownREIT partnerships controlled by Mr. Nordhagen. Mr. Nordhagen disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Nordhagen's alternative ownership percentage is 12.6% of the outstanding Common Shares.

(5)
This amount includes 14,500 Common Shares, 10,000 OP Units and 133,750 vested LTIP units. Excludes 92,868 unvested LTIP units. Ms. Fischer's alternative ownership percentage is 0.7% of the outstanding Common Shares.

(6)	This amount includes 17,000 vested LTIP units and excludes 28,661 unvested LTIP units. Mr. Treadwell's alternative ownership percentage is 0.1% of the outstanding Common Shares.

(7)	This amount includes 19,250 Common Shares and 11,200 vested LTIP units. Excludes 5,200 unvested LTIP units. Mr. Chapman's alternative ownership percentage is 0.1% of the outstanding Common Shares.

(8)
This amount includes 20,500 Common Shares held directly by Mr. Howard, 3,882,001 OP Units for which Mr. Howard has or shares voting and investment power directly or indirectly through entities he controls and 253,485 vested LTIP units held directly by Mr. Howard. Excludes 1,638,142 subordinated performance units held in entities controlled by Mr. Howard. Mr. Howard disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Howard's alternative ownership percentage is 15.3% of the outstanding Common Shares.

(9)	This amount includes 14,500 Common Shares and 8,800 vested LTIP units. Excludes 4,400 unvested LTIP units. Mr. Hylbert's alternative ownership percentage is 0.1% of the outstanding Common Shares.

(10)	This amount includes 30,750 Common Shares and 8,800 vested LTIP units. Excludes 4,400 unvested LTIP units. Mr. Meisinger's alternative ownership percentage is 0.2% of the outstanding Common Shares.

(11)	This amount includes 80,140 OP Units and 9,600 vested LTIP units. Excludes 4,800 unvested LTIP units. Mr. Osgood's alternative ownership percentage is 0.4% of the outstanding Common Shares.

(12)	This amount includes 13,600 vested LTIP units and excludes 6,000 unvested LTIP units. Mr. Palazzo's alternative ownership percentage is 0.1% of the outstanding Common Shares.

(13)
This amount includes 800 Common Shares held directly by Mr. Van Mourick and 632,023 OP Units for which Mr. Van Mourick has or shares voting and investment power directly or indirectly through entities he controls. Excludes 1,118,532 subordinated performance units held in entities controlled by Mr. Van Mourick. Mr. Van Mourick disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Van Mourick's alternative ownership percentage is 2.7% of the outstanding Common Shares.

(14)	The alternative ownership percentage for all of the trustees and senior management team as a group is 27.2% of the outstanding Common Shares.

(15)
Based on information provided in a Schedule 13G/A filed on February 16, 2016, AllianceBernstein L.P. reported sole voting power with respect to 2,019,254 Common Shares and sole dispositive power with respect to 2,209,524 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. AllianceBernstein L.P.'s address is 1345 Avenue of the Americas, New York, NY 10105.

(16)
Based on information provided in a Schedule 13G filed on January 28, 2016, BlackRock, Inc. reported sole voting power with respect to 1,401,915 Common Shares and sole dispositive power with respect to 1,435,616 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. BlackRock Inc.'s address is 55 East 52nd Street, New York, NY 10055.

(17)
Based on information provided in a Schedule 13G filed on February 3, 2016, Prudential Financial, Inc. reported sole voting power with respect to 38,966 Common Shares, shared voting power with respect to 1,460,089 Common Shares, sole dispositive power with respect to 38,966 Common Shares and shared dispositive power with respect to 1,460,089 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Prudential Financial, Inc.'s address is 751 Broad Street, Newark, NJ 07102.

(18)
Based on information provided in a Schedule 13G filed on February 4, 2016, OppenheimerFunds, Inc. reported shared voting power with respect to 1,258,348 Common Shares and shared dispositive power with respect to 1,258,348 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. OppenheimerFunds, Inc.'s address is 2 World Financial Center, 225 Liberty Street, New York, NY 10281.

(19)
Based on information provided in a Schedule 13G filed on February 5, 2016, Jennison Associates LLC reported sole voting power with respect to 1,457,089 Common Shares and shared dispositive power with respect to 1,457,089 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Jennison Associates LLC's address is 466 Lexington Avenue, New York, NY 10017.

(20)
Based on information provided in a Schedule 13G filed on February 12, 2016, Cardinal Capital Management, LLC reported sole voting power with respect to 805,000 Common Shares and sole dispositive power with respect to 1,384,132 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Cardinal Capital Management, LLC's address is Four Greenwich Office Park, Greenwich, CT 06831.

(21)
Based on information provided in a Schedule 13G filed on February 16, 2016, Arrowpoint Asset Management, LLC reported sole voting power with respect to 1,647,366 Common Shares and sole dispositive power with respect to 1,647,366 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Arrowpoint Asset Management, LLC's address is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(22)
All 1,132,915 OP units for which Mr. Minar has or shares voting and investment power are held directly or indirectly through entities he controls. Excludes 4,394,431 OP units held in our DownREIT partnerships and 1,795,768 subordinated performance units held in entities controlled by Mr. Minar. Mr. Minar disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Minar's alternative ownership percentage is 4.7% of the outstanding Common Shares.

(23)
This amount includes 60,000 Common Shares and 1,565,048 OP units for which Mr. Lamb has or shares voting and investment power and are held directly or indirectly through entities he controls. Excludes 1,457,142 OP units held in our DownREIT partnerships and 430,701 subordinated performance units held in entities controlled by Mr. Lamb. Mr. Lamb disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Lamb's alternative ownership percentage is 6.6% of the outstanding Common Shares.

(24)
This amount includes 81,914 Common Shares, 1,669,795 OP units for which Mr. Warren has or shares voting and investment power directly or indirectly through entities he controls and 206,885 vested LTIP units. Excludes 700,875 subordinated performance units held in entities controlled by Mr. Warren. Mr. Warren disclaims beneficial ownership over such units shown in the table, except to the extent of his pecuniary interest therein. Mr. Warren's alternative ownership percentage is 7.9% of the outstanding Common Shares.

OTHER MATTERS
Our board of trustees knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by shareholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder intending to present a proposal at our 2017 Annual Meeting of Shareholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 21, 2016 and must otherwise be in compliance with the requirements of the SEC's proxy rules.
Our Bylaws currently provide that any shareholder intending to nominate a trustee or present a shareholder proposal of other business for consideration at the 2017 annual meeting of shareholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year's annual meeting of shareholders, to be timely, notice by the shareholder must be received no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a trustee candidate for consideration for nomination at our 2017 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by December 21, 2016, but in no event earlier than November 21, 2016.
Any such nomination or proposal should be sent to Tamara D. Fischer, our executive vice president, chief financial officer and secretary, at National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, CO 80111, and, to the extent applicable, must include the information and other materials required by our Bylaws.
Our board of trustees know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

DELIVERY OF MATERIALS
All shareholders of record of our Common Shares will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Shareholders, the related proxy card, and our 2015 Annual Report to Shareholders, on or about April 20, 2016.
The difference between a shareholder of record and a beneficial owner of shares is as follows:
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and you will be sent the proxy materials by mail.
Beneficial Owner of Common Shares. If your shares are held in an account at an intermediary (i.e. a brokerage firm, bank, broker-dealer or other intermediary), then you are the beneficial owner of shares held in "street name." The intermediary holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that intermediary on how to vote the shares held in your account.
Multiple Copies of Our Annual Report to Shareholders
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our corporate secretary at our principal executive offices, National Storage Affiliates Trust, 5200 DTC Parkway, Suite 200, Greenwood Village, Colorado 80111, telephone number (720) 630-2600. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2015 Annual Report and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. Similarly, you may also contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

MISCELLANEOUS
We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail but may also be made by our trustees, senior management team and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our trustees, senior management team or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold Common Shares in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT NATIONAL STORAGE AFFILIATES TRUST, 5200 DTC PARKWAY, SUITE 200, GREENWOOD VILLAGE, CO 80111.

By Order of the Board,
/s/ Arlen D. Nordhagen
Arlen D. Nordhagen
President, Chief Executive Officer and Chairman of the Board of Trustees

Greenwood Village, Colorado
April 20, 2016

NATIONAL STORAGE AFFILIATES

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O NATIONAL STORAGE AFFILIATES
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09378-P73489 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL STORAGE AFFILIATES TRUST

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Arlen D. Nordhagen
02) George L. Chapman
03) Kevin M. Howard
04) Paul W. Hylbert, Jr.
05) Chad L. Meisinger
06) Steven G. Osgood
07) Dominic M. Palazzo
08) Mark Van Mourick

The Board of Trustees recommends you vote FOR the following proposal:

NOTE: To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E09379-P73489

NATIONAL STORAGE AFFILIATES TRUST
5200 DTC Parkway, Suite 200
Greenwood Village, CO 80111
This proxy is solicited by the Board of Trustees

The undersigned shareholder of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Arlen D. Nordhagen and Tamara D. Fischer, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held at the Inverness Hotel and Conference Center located at 200 Inverness Drive West, Englewood, CO 80112, on May 26, 2016, at 8:00 a.m. mountain time to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side